Exhibit 99.2

Alaska Communications Enters into New $195 Million Senior Credit Facility to Extend Debt Maturities

ANCHORAGE, Alaska--(BUSINESS WIRE)--March 14, 2017--On March 13, 2017, Alaska Communications Systems Holdings, Inc., as Borrower, Alaska Communications Systems Group, Inc., as Parent (collectively “Alaska Communications”) and subsidiaries of Alaska Communications, as guarantors, and ING Capital LLC, as administrative agent, entered into a new senior credit facility, which provides for term loans including a $120 million tranche maturing in 2022 with an interest rate of LIBOR plus 5% and a $60 million tranche maturing in 2023 with an interest rate of LIBOR plus 7%, in addition to a $15 million revolving credit facility with an interest rate of LIBOR plus 5% (collectively, the “2017 Senior Credit Facility”).

Upon the satisfaction of certain standard conditions, on or before March 28, 2017, the 2017 Senior Credit Facility will be funded and Alaska Communications will use the proceeds to repay in full the outstanding borrowings under its 2015 Senior Credit Facilities totaling approximately $87 million, set aside an amount equal to the $94 million outstanding principal balance of its 6.25% Convertible Notes due May 1, 2018 and to pay fees and expenses related to the transaction. Alaska Communications expects to launch a tender offer to repurchase the convertible notes.

Principal payments on the new debt will be due quarterly commencing December 31, 2017. The larger tranche begins amortization at the rate of 1.25% per quarter for approximately two years and stepping up thereafter, while the second tranche begins amortization at the rate of 0.25% per quarter for approximately three years and stepping up thereafter. The facility will be subject to customary covenants, including two key financial covenant ratios. The first is a net leverage coverage ratio not to exceed 3.75 to 1, stepping down over time, as provided in the facility. The second is a fixed charge coverage ratio of not less than 1.05 to 1, as provided in the facility. The facility also includes a $10 million starter basket to repurchase the Parent’s outstanding stock, subject to, among other things, certain excess free cash flow and liquidity requirements. Purchases in excess of $10 million may also be allowed under the facility if, among other things, an additional net leverage test is met. The facility also provides for incremental loans up to an additional $50 million, subject to obtaining applicable lender commitments.

“We are pleased to announce we have closed an agreement extending our senior debt maturities to 2022 and 2023, and, subject to certain limitations, providing for the repurchase of the convertible notes. The cost of borrowing under the 2017 Senior Credit Facility is similar to that of our 2015 Senior Credit Facilities, which was scheduled to mature next year. We look forward to working with this group of lenders who can support our business over the long term,” Alaska Communications SVP of Finance Laurie Butcher said.

Parent will file a Current Report on Form 8-K that describes the transactions in greater detail. Management is also hosting a conference call and live webcast on Tuesday, March 14, 2017 at 5:00 p.m. Eastern Time to discuss the 4th Quarter and year-end 2016 earnings results. The live webcast will include a slide presentation. Parties in the United States and Canada can access the call at 1-800-245-1683 and enter pass code 264066. All other parties can access the call at 1-719-325-2120.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Alaska Communications’ control. Such factors include, without limitation, Federal and Alaska Universal Service Fund changes, our ability to meet the terms and conditions of the new credit facility, draw down funds under the facility and continue to meet its requirements, our ability to commence and complete the expected tender offer for our 6.25% Convertible Notes or otherwise repurchase such notes due 2018 or make repurchases of shares of Common Stock under the Parent’s repurchase plan or otherwise, adverse economic conditions, the effects of competition in our markets, our relatively small size compared with our competitors, Alaska Communications’ ability to compete, manage, integrate, market, maintain, and attract sufficient customers for its products and services, adverse changes in labor matters, including workforce levels, our ability to service our debt (including pursuant to our refinanced credit arrangements) and refinance as required, labor negotiations, including renegotiating our collective bargaining agreement, employee benefit costs, our ability to control other operating costs, disruption of our suppliers’ provisioning of critical products or services, the impact of natural or man-made disasters, changes in Alaska Communications’ relationships with large customers, unforeseen changes in public policies, regulatory changes, changes in technology and standards, our internal control over financial reporting, and changes in accounting standards or policies, which could affect reported financial results. For further information regarding risks and uncertainties associated with the Parent’s business, please refer to Parent's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Copies of Parent's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com or at the SEC’s website, www.sec.gov.

Important Information Regarding the Expected Tender Offer

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any and all of Alaska Communications Systems Group Inc.’s outstanding 6.25% Convertible Notes due 2018. The expected tender offer described in this press release has not yet commenced, and there can be no assurances that Parent will commence the tender offer on the terms and conditions described in this press release or at all. If Parent commences the tender offer, the tender offer will be made solely by an Offer to Purchase, the Letter of Transmittal and related materials, as they may be amended or supplemented. Stockholders should read Parent’s commencement tender offer statement on Schedule TO expected to be filed with the SEC in connection with the tender offer, which will include as exhibits the Offer to Purchase, the Letter of Transmittal and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. If Parent commences the tender offer, each of these documents will be filed with the SEC, and, when available, stockholders may obtain them for free from the SEC at its website (www.sec.gov) or from the Parent’s information agent in connection with the tender offer.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is a leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data and voice network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit http://www.alaskacommunications.com or http://www.alsk.com.

CONTACT:
Alaska Communications
Media Contact:
Hannah Blankenship, 907-564-1326
Hannah.Blankenship@acsalaska.com
or
Investor Contact:
Tiffany Smith, 907-564-7556
investors@acsalaska.com